Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200587) pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, and the Amended and Restated 2006 Equity Incentive Plan of Proteon Therapeutics, Inc.; and the Registration Statement (Form S-3 No. 333- 207965) of Proteon Therapeutics, Inc. and in the related Prospectus of our report dated March 16, 2017, with respect to the consolidated financial statements of Proteon Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 16, 2017